Memorandum of Understanding
To: Juan Carlos Puente
From: Jill Kurth
Date: December 28, 2025
Subject: Terms of International Transfer and Separation of Employment

This Memorandum of Understanding (MOU) outlines additional terms and conditions regarding your permanent transfer from Whirlpool Mexico to Whirlpool Corporation based in Benton Harbor, MI, effective January 1, 2026.
1. Separation of Employment (Mexico)
Your employment with Whirlpool Mexico will formally conclude on December 31, 2025. This separation is necessary to facilitate your local hiring in the United States and to establish a clear demarcation between the fulfillment of any and all legal obligations owed to you under Mexico law by virtue of your employment separation from Whirlpool Mexico, and the commencement of your employment with Whirlpool Corporation, which is governed exclusively by U.S. law.
2. Separation Payment
In connection with your separation from the Mexico entity, you will receive a statutory payout on December 31, 2025, totaling $1,537,904 USD (“Separation Payment”). The Separation Payment will consist of the following payments:

Legal Separation Payout Gross (Mexican Legislation)	MX	USD
Vacation Settlement	953,333	$52,816
Vacation Premium Settlement	588,270	$32,591
Annual Saving Found	44,124	$2,445
Seniority Bonus	188,748	$10,457
90 Days of Salary	3,575,000	$198,061
20 Days of Salary Per Year	22,409,688	$1,241,534
Total Legal Payout	27,759,163	$1,537,904
In addition to the Separation Payment detailed above, Mexico pension plan funds are released to the employee upon termination of the Mexico contract.

3. Commencement of U.S. Employment
Effective January 1, 2026, you will begin your employment with the U.S. entity which will be governed by U.S. law. Please note the following:
●Service Date Reset: For the purposes of U.S. benefits eligibility, retirement vesting, and "at-will" employment policies, your service date will be recognized as January 1, 2026 (“Service Date Reset”).
●Seniority: Your prior years of service in Mexico will be considered fully satisfied and compensated by the Separation Payment received on or around December 31, 2025.
4. Offset of Future Severance Obligations
To ensure equitable treatment and prevent the duplication of benefits across jurisdictions, the parties agree to the following:
In the event that your employment with the U.S. entity is terminated in the future under circumstances that entitle you to severance or indemnity payments, the gross amount of such future payments will be reduced (offset) by the total amount of the Separation Payment you received from the Mexico entity on or around December 31, 2025 (“Severance Offset”).
5. Acknowledgement and Waiver
By signing this MOU, you acknowledge that the payments received in Mexico constitute a full and final settlement of all obligations owed to you by the Mexico entity, by Whirlpool Corporation or by any other Whirlpool affiliate. You further agree to the Service Date Reset and the Severance Offset provisions as material terms and conditions of your transfer and new employment in the United States.
For Whirlpool Corporation:
                    December 28, 2025
Jill Kurth                        Date
VP, Total Rewards & HR Operations

/s/ Juan Carlos Puente_________________        _December 28, 2025______________
Juan Carlos Puente                    Date
Executive President,
North America Region and Global Procurement